CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Names Rodger L. Boehm to its Board of Directors

TROY, Mich. (Nov. 7, 2017) – The Board of Directors of Meritor, Inc. (NYSE: MTOR) today announced that it has appointed Rodger L. Boehm to the Board of Directors as a Class III director with a term expiring at the 2018 annual meeting of shareholders. His appointment is effective as of Dec. 1, 2017.

Boehm has led client service for a large number of global institutions in a wide range of industries, focusing on long-term growth strategies and performance improvement. He spent 31 years at McKinsey & Company, Inc., from 1986 until his retirement in 2017, at which time he was serving as senior partner.

He earned a Bachelor of Science in materials engineering from Purdue University in 1982 and Master of Business Administration from Harvard University in 1986.

“We look forward to Rodger’s contributions as a member of Meritor’s Board of Directors,” said William Newlin, chairman of Meritor’s board. “Rodger’s experience in providing strategic counsel to global industrial manufacturing companies will be a significant asset to the company.”

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,200 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

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